Exhibit 23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2007, March 1, 2007 and March 2, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of Mellon Institutional Funds Investment Trust: Standish Mellon Fixed Income Fund, Standish Mellon High Yield Bond Fund, Standish Mellon Yield Plus Fund, Standish Mellon International Fixed Income Fund, Standish Mellon International Fixed Income Fund II and Standish Mellon Global Fixed Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 26, 2007